Exhibit 99.1

Electromed, Inc. Announces Fiscal 2023 Second Quarter Results

Growth initiatives help drive record quarterly revenue

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended December 31, 2022 (“Q2 FY 2023”).

Q2 FY 2023 Highlights

●	Net revenue was $11.7 million for the three months ended December 31, 2022, a quarterly record and a 15% increase from $10.2 million for the three months ended December 31, 2021 (“Q2 FY 2022”)
●	Homecare revenue increased to $10.7 million in the quarter, up 14% from $9.4 million in Q2 FY 2022.
●	Operating income increased to $1.3 million, compared to $1.1 million in Q2 FY 2022
●	Net income was $977,000, or $0.11 per diluted share, compared to $838,000, or $0.10 per diluted share, in Q2 FY 2022.
●	Cash as of December 31, 2022 was $6.9 million, positive cash flow of $911,000 in Q2 FY2023.
●	Brad Nagel appointed Chief Financial Officer in November 2022.
●	Next generation SmartVest® Clearway® Airway Clearance System received 510(k) clearance from the U.S. Food and Drug Administration.

“I am very pleased to report record quarterly revenues for the second fiscal quarter of 2023 and 15% revenue growth from the prior year period as the Electromed team continues to perform at a high level while executing our multi-pronged strategic growth initiatives. Our performance resulted in improvement in operating margin and cashflow this quarter which is equally as impressive as the topline growth given the inflationary macroeconomic environment.,” said Kathleen Skarvan, President and Chief Executive Officer.

“One of our key growth initiatives is the introduction of our fifth generation SmartVest Clearway, which is now on the market in a limited release. Patient feedback has been overwhelmingly positive, and we are excited to introduce Clearway to more patients and physicians over the next few months. We continued to expand the commercial team, which is operating at a high level of productivity, and we believe the building blocks are in place as our company works to drive our SmartVest Airway Clearance therapy to wider adoption in the airway clearance market.”

Fiscal Second Quarter Results

Net revenue for Q2 FY 2023 increased by 14.5% year over year to $11,729,000, compared to $10,248,000 in the same period in the prior year. The increase over the prior year period was driven by increased referrals and approvals as a result of an expanded sales force and reimbursement team. Field sales employees totaled 57 as of December 31, 2022, 48 of which were direct sales representatives, compared to 48 field sales employees and 39 direct sales representatives as of December 31, 2021. Sales force productivity remained within our expected range during the quarter, with annualized home care revenue per direct sales representative at $927,000, within Electromed’s target range of $850,000 to $950,000.

Home care revenue increased by $1,328,000, or 14.1%, for Q2 FY 2023 compared to the same period in the prior year. Institutional revenue increased by $256,000, or 76.9%, for Q2 FY 2023 compared to the same period in the prior year. Home care distributor revenue decreased by $51,000, or 13.2%, for Q2 FY 2023 compared to the same period in the prior year. International revenue decreased by $52,000, or 41.9%, for Q2 FY 2023 compared to the same period in the prior year.

Gross profit increased to $8,682,000, or 74.0% of net revenues for Q2 FY 2023, from $7,880,000, or 76.9% of net revenues, in the same period in the prior year. The decrease in gross profit as a percentage of net revenues compared to the same period in the prior year is primarily due to increased material costs and higher shipping expenses to expedite inventory purchases.

Selling, general and administrative (“SG&A”) expenses were $7,254,000 for Q2 FY 2023, representing an increase of $779,000, or 12.0% compared to the same period in the prior year. The increase was primarily due to additional headcount in our sales and reimbursement departments representing our investments in growth.

Operating income for Q2 FY 2023 was $1,274,000, compared to $1,076,000 for the same period in the prior year. The increase in operating income in the three months ended December 31, 2022 was primarily due to revenue growth partially offset by increased operating expenses reflecting expansion of headcount and other growth initiatives.

Net income for Q2 FY 2023 was $977,000, compared to $838,000 for the same period in the prior year. The increase in net income in the three months ended December 31, 2022 was primarily due to revenue growth.

As of December 31, 2022, Electromed had $6.9 million in cash, $21.6 million in accounts receivable, working capital of $28.2 million, and total shareholders’ equity of $35.4 million.

Conference Call and Webcast Information

Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International). Listeners may also bypass the operator and get instant telephone access by using the call me feature via this link:
https://callme.viavid.com/viavid/?callme=true&passcode=13729193&h=true&info=company&r=true&B=6

A live webcast of the call will be accessible in the Investor Relations section of Electromed’s web site and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1596017&tp_key=9bc6fba7a8

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 13736069. Additionally, an online replay will be available in the Investor Relations section of Electromed’s web site at: http://investors.smartvest.com/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “assume,” “believe,” “continue,” “expect,” “may,” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, component or raw material shortages, changes to lead times or significant price increases, changes to Medicare, Medicaid, or private insurance reimbursement policies; the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, supply chain, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2022	June 30, 2022
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,909,000	$8,153,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	21,555,000	21,052,000
Contract assets	507,000	286,000
Inventories	3,473,000	3,178,000
Prepaid expenses and other current assets	1,720,000	1,870,000
Total current assets	34,164,000	34,539,000
Property and equipment, net	5,038,000	4,568,000
Finite-life intangible assets, net	584,000	599,000
Other assets	80,000	120,000
Deferred income taxes	1,528,000	1,538,000
Total assets	$41,394,000	$41,364,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	785,000	1,261,000
Accrued compensation	2,210,000	2,742,000
Income tax payable	130,000	51,000
Warranty reserve	1,337,000	1,256,000
Other accrued liabilities	1,549,000	1,840,000
Total current liabilities	6,011,000	7,150,000
Other long-term liabilities	33,000	41,000
Total liabilities	6,044,000	7,191,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized;
8,514,164 and 8,475,438 shares issued and outstanding, as of December 31, 2022 and June 30, 2022, respectively	85,000	85,000
Additional paid-in capital	18,580,000	18,308,000
Retained earnings	16,685,000	15,780,000
Total shareholders’ equity	35,350,000	34,173,000
Total liabilities and shareholders’ equity	$41,394,000	$41,364,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenues	$11,729,000	$10,248,000	$22,387,000	$20,249,000
Cost of revenues	3,047,000	2,368,000	5,374,000	4,668,000
Gross profit	8,682,000	7,880,000	17,013,000	15,581,000

Operating expenses
Selling, general and administrative	7,254,000	6,475,000	15,243,000	13,262,000
Research and development	154,000	329,000	452,000	705,000
Total operating expenses	7,408,000	6,804,000	15,695,000	13,967,000
Operating income	1,274,000	1,076,000	1,318,000	1,614,000
Interest income, net	7,000	6,000	11,000	15,000
Net income before income taxes	1,281,000	1,082,000	1,329,000	1,629,000

Income tax expense	304,000	244,000	271,000	352,000

Net income	$977,000	$838,000	$1,058,000	$1,277,000

Income per share:
Basic	$0.12	$0.10	$0.13	$0.15

Diluted	$0.11	$0.10	$0.12	$0.15

Weighted-average common shares outstanding:
Basic	8,442,939	8,478,394	8,442,684	8,501,041
Diluted	8,684,352	8,760,946	8,685,184	8,788,194

Electromed, Inc.

Condensed Statements of Cash Flows

	Six Months Ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net income	$1,058,000	$1,277,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	272,000	221,000
Amortization of finite-life intangible assets	47,000	79,000
Share-based compensation expense	316,000	526,000
Deferred income taxes	10,000	37,000
Changes in operating assets and liabilities:
Accounts receivable	(503,000)	(2,082,000)
Contract assets	(221,000)	111,000
Inventories	(321,000)	334,000
Prepaid expenses and other current assets	176,000	(265,000)
Income tax payable, net	79,000	(366,000)
Accounts payable and accrued liabilities	(711,000)	435,000
Accrued compensation	(532,000)	(413,000)
Net cash provided by operating activities	(330,000)	(106,000)

Cash Flows From Investing Activities
Investment in property and equipment	(687,000)	(511,000)
Investment in finite-life intangible assets	(30,000)	(69,000)
Net cash used in investing activities	(717,000)	(580,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	16,000	-
Taxes paid on stock options exercised on a net basis	(60,000)	(70,000)
Repurchase of common stock	(153,000)	(663,000)
Net cash used in financing activities	(197,000)	(733,000)
Net (decrease) increase in cash	(1,244,000)	(1,419,000)

Cash And Cash Equivalents
Beginning of period	8,153,000	11,889,000
End of period	$6,909,000	$10,470,000